                                                                    EXHIBIT 11.1


                ALPHA TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
         FOR THE QUARTERS AND SIX MONTHS ENDED APRIL 30, 1995 AND 1994
                                  (Unaudited)
                     (In Thousands, Except per Share Data)

                                                                Quarter Ended                      Six Months Ended
                                                                  April 30,                             April 30,
                                                           -------------------------           -------------------------
                                                             1995            1994                 1995            1994
                                                           --------       ----------           ----------     ----------
Shares:
    Weighted average common shares outstanding               5,904            5,885                6,003         5,855
    Net common shares issuable on exercise of
      stock options                                            511               --                  501           383
                                                            ------           ------               ------        ------
Weighted average common and common equivalent
  shares outstanding                                         6,415            5,885                6,504         6,238
                                                            ======           ======               ======        ======
Continuing operations                                       $1,119           $   59               $1,318        $    6
Interest, investment and other income                          141               55                  226            99
Interest expense                                              (180)              --                 (318)           --
Provision for income taxes--continuing operations             (227)             (71)                (278)          (94)
Minority interest                                             (102)              --                  (96)           --
Discontinued operations                                         --             (132)                  --           499
                                                            ------           ------               ------        ------
Net income (loss)                                           $  751           $  (89)              $  852        $  510
                                                            ======           ======               ======        ======
Net income (loss) per common and common equivalent
  share:
  Continuing operations                                     $ 0.17           $ 0.01               $ 0.20        $ 0.00
  Interest, investment and other income                       0.02               --                 0.03          0.02
  Interest expense                                           (0.03)              --                (0.05)           --
  Provision for income taxes--continuing operations          (0.03)           (0.01)               (0.04)        (0.02)
  Minority interest                                          (0.02)              --                (0.01)           --
  Discontinued operations                                       --            (0.02)                  --          0.08
                                                            ------           ------               ------        ------
  Net income (loss)                                         $ 0.11           $(0.02)              $ 0.13        $ 0.08
                                                            ======           ======               ======        ======